EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House, Inc. Announces Second Quarter Fiscal 2007 Results

Camarillo, Calif, May 9, 2007 - Electronic Clearing House, Inc. (Nasdaq: ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended March 31, 2007.

Second Quarter Highlights:

Financial highlights for the second quarter of fiscal 2007 as compared to the same period last year are as follows:

▪	Total revenue increased 4.0% to $20.0 million from $19.2 million
▪	Gross margins from processing and transaction revenue decreased to 30.2% from 32.8%
▪	Operating loss was $3.2 million, due to a number of one-time expenses
▪	Diluted net loss per share was $0.29 as compared to diluted net income per share of $0.06
▪	Bankcard and transaction processing revenue increased 11.5% to $16.4 million
▪	Bankcard processing volume increased 13.3% to $525.4 million
▪	Check-related revenue decreased 20.1% to $3.6 million
▪	ACH transactions processed decreased 23.6% to 6.9 million

“During the second quarter, ECHO management dedicated a substantial amount of time and resources to issues that diverted our attention from furthering our core business, namely our terminated merger with Intuit and our participation as a witness in the federal investigation related to our Internet wallet business,” said Joel Barry, Chairman and Chief Executive Officer of Electronic Clearing House, Inc. “This impeded our progress in implementing operational initiatives and developing our new business pipeline. Additionally, we incurred substantial expenses in the quarter related to these issues which affected our bottom line results.

“We’re pleased that in spite of the issues we faced in the second quarter, our revenue increased 4% year-over-year. The fundamentals of our business remain solid and we have resumed our focus on growing our core business. We expect it will take a couple of quarters to regain momentum.  Our strong balance sheet and our comprehensive payment processing solutions position us well to capitalize on our long-term growth opportunity.”

Fiscal 2007 Second Quarter Financial Results

Revenue
Total revenue for the second quarter of fiscal 2007 increased 4.0% to $20.0 million from $19.2 million for the same period last year. Bankcard revenue increased 11.5% to $16.4 million from $14.7 million in the second quarter of fiscal 2006 due to organic growth from existing merchants and several new merchants with high volume processing. This increase was offset by a 20.1% decline in our check services business, primarily reflecting the wind-down of our Internet wallet business.

Gross Margin
Gross margin declined to 30.2% for the quarter from 32.8% for the same period last year, due primarily to a 20.1% decrease in check-related revenue which generally has a higher gross margin than bankcard revenue.

Expenses
Total operating expenses increased 25.6% to $23.2 million in the second quarter of 2007 as compared to $18.4 million for the comparable 2006 quarter. Included in the operating expenses are approximately $4.1 million of one-time expenses.

Processing and Transaction Expenses: Processing and transaction expenses were $13.9 million in the second quarter of 2007 as compared to $12.9 million in 2006, primarily due to increased bankcard processing revenue.

Selling, General and Administrative Expenses: Selling, general and administrative expenses increased 27.8% to $3.5 million from $2.8 million in the second fiscal quarter of 2006. This was primarily attributable to increased salaries and bonuses of $291,000; an increase in stock compensation expenses of $97,000; and a non-recurring expense of $602,000 to investigate and respond to a security incident. The investigation involved unauthorized online system access and concluded that no files had been downloaded during the incident.

Other Operating Costs: Other operating costs increased 8.5% to $1.6 million for the current fiscal quarter from $1.5 million in the second quarter of 2006.

R&D Expenses: Research and development expenses increased to $542,000 in the current year quarter from $394,000 for the quarter ended March 31, 2006. The Company anticipates making continued investments in its IT initiatives and expects research and development expenses to remain at current levels for the remainder of the 2007 fiscal year.

Legal Settlements: The Company also incurred approximately $2.9 million in one-time legal settlement expenses during the quarter. These include a $2.3 million civil disgorgement payment made in connection with a government non-prosecution agreement and $589,000 in legal expenses associated with the resolution of this matter.

Merger Related Costs: The Company incurred approximately $620,000 in non-recurring legal, professional and other fees and expenses related to its proposed merger with Intuit which was mutually terminated on March 26, 2007.

Operating Loss
Operating loss for the quarter was $3.2 million as compared to operating income of $781,000 in the same period last year, primarily due to the increases in general and administrative expenses, legal settlements and merger related costs incurred during the quarter.

Net Loss per Share
Net loss was $0.29 per diluted share for the second quarter as compared to net income of $0.06 per diluted share for the same period last year.

Balance Sheet Summary
ECHO’s balance sheet remains strong, with $9.8 million in cash and cash equivalents, $1.2 million in restricted cash, $10.8 million in working capital, only $302,000 in long-term debt, and $21.8 million in stockholders’ equity at March 31, 2007.

Conference Call
ECHO will host a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss its second quarter fiscal 2007 results. To participate in the conference call, please dial the following number at least ten minutes prior to the scheduled conference call time (800) 257-1836. International callers should dial (303) 205-0044. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO’s website at www.echo-inc.com.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks, technology companies and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. Examples of forward-looking statements made in this release include statements regarding ECHO’s anticipated continued investments in IT initiatives. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to, the risk factors detailed from time to time in ECHO’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting ECHO, please refer to the Company's recent securities filings, which are available at www.sec.gov. ECHO undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS
	March 31,	September 30,
	2007	2006
Current assets:
Cash and cash equivalents	$9,810,000	$11,604,000
Restricted cash	1,218,000	1,594,000
Settlement deposits and funds held in trust	10,691,000	23,282,000
Settlement receivables, less allowance of $42,000 and $16,000	401,000	1,499,000
Accounts receivable, less allowance of $477,000 and $392,000	3,455,000	2,914,000
Prepaid expenses and other assets	775,000	494,000
Deferred tax asset	435,000	506,000
Total current assets	26,785,000	41,893,000

Noncurrent assets:
Property and equipment, net	2,421,000	2,521,000
Software, net	10,559,000	10,340,000
Other assets, net	234,000	253,000
Total assets	$39,999,000	$55,007,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$292,000	$291,000
Accounts payable	537,000	352,000
Settlement payable and trust payable	11,092,000	24,781,000
Accrued expenses	2,629,000	2,257,000
Accrued compensation expenses	1,432,000	1,670,000
Total current liabilities	15,982,000	29,351,000

Noncurrent liabilities:
Long-term debt, net of current portion	302,000	448,000
Deferred tax liability	1,934,000	2,922,000
Total liabilities	18,218,000	32,721,000

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding at March 31, 2007 and September 30, 2006	-0-	-0-
Common stock, $.01 par value, 36,000,000 shares authorized; 6,894,683 and 6,839,333 shares issued; 6,856,414 and 6,801,064 shares outstanding, respectively	69,000	68,000
Additional paid-in capital	28,430,000	27,350,000
Accumulated deficit	(6,252,000)	(4,666,000)
Less treasury stock at cost, 38,269 and 38,269 common shares	(466,000)	(466,000)
Total stockholders' equity	21,781,000	22,286,000
Total liabilities and stockholders' equity	$39,999,000	$55,007,000

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

REVENUES:	$19,993,000	19,228,000	$39,372,000	$36,154,000

COSTS AND EXPENSES:
Processing and transaction expense	13,948,000	12,916,000	26,898,000	24,058,000
Other operating costs	1,614,000	1,487,000	3,185,000	2,828,000
Research and development expense	542,000	394,000	1,009,000	873,000
Selling, general and administrative expenses	3,549,000	2,778,000	7,085,000	5,314,000
Legal settlements	2,889,000	872,000	2,898,000	1,239,000
Merger related costs	620,000	-0-	906,000	-0-
	23,162,000	18,447,000	41,981,000	34,312,000

(Loss) income from operations	(3,169,000)	781,000	(2,609,000)	1,842,000

Interest income	135,000	53,000	265,000	100,000
Interest expense	(13,000)	(22,000)	(30,000)	(47,000)

(Loss) income before income tax benefits/provision	(3,047,000)	812,000	(2,374,000)	1,895,000
Income tax benefits/provision for income taxes	1,122,000	(388,000)	788,000	(879,000)

Net (loss) income	$(1,925,000)	$424,000	$(1,586,000)	$1,016,000

Basic net (loss) earnings per share	$(0.29)	$0.06	$(0.24)	$0.15
Diluted net (loss) earnings per share	$(0.29)	$0.06	$(0.24)	$0.14

Weighted average shares outstanding
Basic	6,735,334	6,698,577	6,718,828	6,662,534
Diluted	6,735,334	7,088,143	6,718,828	7,022,427

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(1,586,000)	$1,016,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	471,000	341,000
Amortization of software	1,600,000	1,276,000
Loss on disposal of fixed assets	15,000	-0-
Loss on disposal of capitalized software	3,000	-0-
Provisions for losses on accounts and notes receivable	117,000	327,000
Provision for deferred income taxes	(917,000)	824,000
Stock-based compensation	675,000	434,000
Excess tax benefit from stock-based compensation	(108,000)	(52,000)
Changes in assets and liabilities:
Restricted cash	376,000	(266,000)
Settlement deposits and funds held in trust	12,591,000	(3,396,000)
Accounts receivable	(632,000)	(1,069,000)
Settlement receivable	1,072,000	(356,000)
Accounts payable	185,000	(18,000)
Settlement payable and trust payable	(13,689,000)	3,256,000
Accrued expenses	480,000	1,502,000
Accrued compensation expenses	(254,000)	(588,000)
Prepaid expenses and other assets	(281,000)	(130,000)

Net cash provided by operating activities	118,000	3,101,000

Cash flows from investing activities:
Other assets	-0-	2,000
Purchase of equipment	(386,000)	(277,000)
Purchased and capitalized software	(1,803,000)	(1,746,000)

Net cash used in investing activities	(2,189,000)	(2,021,000)

Cash flows from financing activities:
Repayment of notes payable	(145,000)	(137,000)
Repayment of capitalized leases	-0-	(75,000)
Proceeds from exercise of stock options	314,000	318,000
Excess tax benefit from stock-based compensation	108,000	52,000

Net cash provided by financing activities	277,000	158,000

Net (decrease) increase in cash and cash equivalents	(1,794,000)	1,238,000
Cash and cash equivalents at beginning of period	11,604,000	6,732,000

Cash and cash equivalents at end of period	$9,810,000	$7,970,000

Contact:

The Abernathy MacGregor Group, Inc.	Electronic Clearing House, Inc.
Moira Conlon, 213-630-6550	Donna Rehman, 805-419-8533
E-mail: MHC@abmac.com	E-mail: drehman@echo-inc.com

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